Exhibit 99.1 Press Release For immediate release
Invesco acquires Intelliflo, the UK's leading technology platform for financial advisors

This acquisition brings together Intelliflo's market-leading technology and Invesco's broad investment management expertise to deliver unrivalled support for UK financial advisors to meet evolving client needs

ATLANTA, June 6, 2018 – Invesco Ltd. has acquired Intelliflo, a market-leading UK provider of advisor-focused digital solutions.

Since its inception in 2004, Intelliflo has experienced rapid growth and has become the No. 1 technology platform for financial advisors in the UK1, successfully supporting the business of approximately 30% of UK advisors. Intelliflo's Intelligent Office ("iO") software platform is the backbone of the UK wealth sector, assisting financial advisors across the full advice journey – including client relationship management, financial planning, client reporting, portfolio valuation and provision of advisor-led automated advice.

"Invesco believes that financial advisors play an important role in enabling clients to reach their unique investment goals," said Martin L. Flanagan, President and CEO of Invesco. "The UK continues to be a key market focus for Invesco. We fully recognize that digital solutions are increasingly important as we seek to improve the support we provide for advisors to help them and their clients achieve their desired investment outcomes."

"Invesco has a strong track record in the US, through our Jemstep digital advice business, of successfully partnering with and investing in technology experts to provide advisors with the innovative and flexible tools they need to develop their business, while maintaining an independent, open architecture approach," said Colin Meadows, Senior Managing Director and Chief Administrative Officer for Invesco.  "We look forward to seeing what Intelliflo can achieve for UK advisors with increased product investment."

"We are really excited by the promising future for our business and clients as part of Invesco's global organization," said Nick Eatock, Executive Chairman of Intelliflo.  "This will allow us to significantly invest in our core technology to help advisers meet the rapidly evolving demands of providing advice in the 21st Century."

"Intelliflo is a truly innovative, market-leading technology provider," said Andrew Schlossberg, Senior Managing Director and Head of EMEA for Invesco. "With a shared focus on supporting advisors in delivering great investment outcomes for clients, we are excited by the opportunities this acquisition offers for our financial advisor partners and clients in the UK."

"In a comparatively short space of time, we have built one of the UK's largest pure-play Software as a Service (SaaS) businesses, and we now look forward to expanding our business, taking our market-leading technology into new markets across the globe," said Hamish Purdey, Intelliflo CEO.  "We will continue with our open architecture philosophy after the sale – it remains critically important to us that our financial advisor customers continue to be able to partner with the platforms, product providers, asset managers and software partners they choose."

The transaction has closed.  Given that the transaction was not material to Invesco's financial position, terms of the transaction were not disclosed.  This transaction will not impact Invesco's intention to resume share buybacks by yearend 2018, when the firm's debt leverage is reduced to the previously announced targets.  Evercore acted as financial adviser to Intelliflo.

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1  Platform - Adviser Market: Fintech and Digital, January 2018 report

For further information, please contact:

Invesco
Jane Bland, UK – 01491 417188
Jeaneen Terrio, US – 1-212-278-9205

Intelliflo
www.intelliflo.com
Via FTI Consulting – +44 (0)20 3727 1000
James Melville-Ross / Matt Dixon / Emma Hall

About Invesco Ltd.
Invesco is an independent global investment management firm dedicated to delivering an investment experience that helps people get more out of life.  NYSE: IVZ; www.invesco.com

About Intelliflo
Intelliflo offers a comprehensive front-to-back office technology platform for financial advisers and their support teams.  The business currently supports 19,000 investment professionals who manage in excess of £300bn of assets on behalf of more than 10.5 million end clients.  Intelliflo sells to approximately 2,000 firms, including Legal & General, Nationwide Building Society and SimplyBiz (figures as at Dec. 31, 2017).

Intelliflo's Intelligent Office ("iO") software platform is the backbone of the UK wealth sector, supporting financial advisers across the full advice journey (including client relationship management, financial planning, client reporting, portfolio valuation and provision of automated advice).  iO operates from a single instance, multi-tenant SaaS platform which enables integration and connectivity, high scalability and rapid functionality development.

Intelliflo has enjoyed rapid growth since its inception in 2004.  In the past three years, it has achieved revenue CAGR of 19%, and in the year ended December 31, 2017, 91% of its revenues were recurring.